 FORM 4                                                                                                    OMB APPROVAL
                                       UNITED STATES  SECURITIES AND EXCHANGE COMMISSION             -----------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                           OMB Number          3235-0287
    subject to Section 16. Form                                                                      Expires:   September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    continue. See Instruction 1(b).                                                                  hours per response........0.5
                                                                                                     -----------------------------

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.Name and Address of Reporting Person*|   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
                                       |                                                   |      to Issuer (Check all applicable)
 HAMMOND       TERRY          L.       |    FINGER LAKES FINANCIAL CORP. (SBFL)            |     _____ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|     __x__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |
c/o SAVINGS BANK OF THE FINGER LAKES   |     of Reporting        |                         |SENIOR VICE PRESIDENT & CHIEF FINANCIAL
470 EXCHANGE STREET                    |     Person (Voluntary)  |     OCTOBER 1998        | OFFICER
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |   7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |      (Check Applicable Line)
                                       |                         |     (Month/Year)        |  _X_ Form filed by One Reporting Person
GENEVA          NEW YORK       14456   |                         |                         |  ___ Form filed by More than One
                                       |                         |                         |      Reporting Person
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   & 4)      | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK, PAR VALUE $.01 PER SHARE |  10/20/98     |  M    |       |  667   |  A   |    -0-   |  4,181      |   D     |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK, PAR VALUE $.01 PER SHARE |               |       |       |        |      |          |  6,778      |   I     | 401(k)
                                       |               |       |       |        |      |          |             |         | Plan
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK, PAR VALUE $.01 PER SHARE |               |       |       |        |      |          |  3,628      |   I     | ESOP
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (over)
If the form is filed by more than one person, see Instruction 4(b)(v).

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 & 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option          |  $14.50      |               |       |       |      |       |  (1)    |10/20/07| Common |
(right to buy)                 |              |               |       |       |      |       |         |        | Stock  |
                               |              |               |       |       |      |       |         |        | par    |
                               |              |               |       |       |      |       |         |        | value  |
                               |              |               |       |       |      |       |         |        | $.01   |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Employee Stock Option          |   $6.75      |               |       |       |      |       |  (2)    |01/15/07| Common |
(right to buy)                 |              |               |       |       |      |       |         |        | Stock  |
                               |              |               |       |       |      |       |         |        | par    |
                               |              |               |       |       |      |       |         |        | value  |
                               |              |               |       |       |      |       |         |        | $.01   |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Employee Stock Option          |   $8.00      |               |       |       |      |       |  (3)    |04/25/06| Common |
(right to buy)                 |              |               |       |       |      |       |         |        | Stock  |
                               |              |               |       |       |      |       |         |        | par    |
                               |              |               |       |       |      |       |         |        | value  |
                               |              |               |       |       |      |       |         |        | $.01   |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Phantom Stock Unit             |    -0-       |  10/20/98     |  M    |       |      | 667(5)|         |        |  Common|
                               |              |               |       |       |      |       |         |        |  Stock |
                               |              |               |       |       |      |       |         |        |  par   |
                               |              |               |       |       |      |       |         |        |  value |
                               |              |               |       |       |      |       |         |        |  $.01  |
------------------------------------------------------------------------------------------------------------------------------------
Phantom Stock Unit             |    -0-       |               |       |       |      |       |         |        |  Common|
                               |              |               |       |       |      |       |         |        |  Stock |
                               |              |               |       |       |      |       |         |        |  par   |
                               |              |               |       |       |      |       |         |        |  value |
                               |              |               |       |       |      |       |         |        |  $.01  |
------------------------------------------------------------------------------------------------------------------------------------
Phantom Stock Unit             |    -0-       |               |       |       |      |       |         |        |  Common|
                               |              |               |       |       |      |       |         |        |  Stock |
                               |              |               |       |       |      |       |         |        |  par   |
                               |              |               |       |       |      |       |         |        |  value |
                               |              |               |       |       |      |       |         |        |  $.01  |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |  5000(1)       |       D           |               |
--------------|----------------|-------------------|---------------|
              |  3,600(2)      |       D           |               |
--------------|----------------|-------------------|---------------|
              | 13,600(3)      |       D           |               |
--------------|----------------|-------------------|---------------|
              |  1,333(4)      |       D           |               |
--------------|----------------|-------------------|---------------|
              |    666(6)      |       D           |               |
--------------|----------------|-------------------|---------------|
              |  3,720(7)      |       D           |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

1) Previously reported option granted under the Issuer's 1996 Stock Option Plan.  The option vests and is exercisable in 1,000 share increments on succeeding anniversaries of the grant date, commencing 10/20/98.
2) Previously reported option granted under the Issuer's 1996 Stock Option Plan.  The option vests and is exercisable in 720 share increments on succeeding anniversaries of the grant date, commencing 01/15/98.
3) Previously reported option granted under the Issuer's 1996 Stock Option Plan.  The option vests and is exercisable in 2,720 share increments on succeeding anniversaries of the grant date, commencing 04/25/97.
4) The share award vests and is earned in 666 share increments on succeeding anniversaries of the grant date, commencing 10/20/98.
5) Vesting of award granted under the Issuer's 1996 Management Recognition Plan.
6) Previously reported share award granted under the Issuer's 1996 Management Recognition Plan.  The share award vests and is earned  in 333 share increments on succeeding anniversaries of the grant date, commencing 01/15/98.
7) Previously reported share award granted under the Issuer's 1996 Management Recognition Plan.  The share award vests and is earned  in 1,240 share increments on succeeding anniversaries of the grant date, commencing 04/25/97.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.
                                                                                   /s/ Terry L. Hammond                 10/21/98
                                                                                  ----------------------------------- ------------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                              Terry L. Hammond                    Date

Potential persons who are to respond to the collection of information in this form contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                                                                                                     SEC 1474 (7/96)


